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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Vari-L Company, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-88666, 33-81045, 333-45137, and 333-81915) on Form S-8 of Vari-L Company,
Inc. of our report dated August 31, 2001, except for notes 3 and 12 as to which the date is September 17, 2001, relating to the balance sheets of Vari-L Company, Inc. as of June 30, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 2001, and the related Schedule II--Valuation and Qualifying Accounts for the year ended June 30, 2001, which report appears in the June 30, 2001, annual report on Form 10-K of Vari-L Company, Inc.


(signed) KPMG LLP


Denver, Colorado
September 25, 2001